Exhibit 10.3

ADMINISTRATIVE SERVICES AGREEMENT
AS OF OCTOBER 4, 2024

This Administrative Services Agreement (“Agreement”) is made as of October 4, 2024 by and between Lord Abbett Private Credit Fund (the “Fund”), a Delaware statutory trust, and Lord, Abbett & Co. LLC, a Delaware limited liability company (“Lord Abbett”).

RECITALS

A. WHEREAS, Lord Abbett Private Credit Advisor LLC, a wholly-owned subsidiary of Lord Abbett, has entered into an Investment Advisory Agreement with the Fund, dated October 4, 2024 (“Investment Advisory Agreement”), whereby Lord Abbett Private Credit Advisor LLC provides investment advisory services to the Fund.

B. WHEREAS, the Fund desires to retain Lord Abbett to provide certain administrative services and Lord Abbett is willing to provide, or arrange to have provided, such services upon the terms and conditions as hereinafter provided.

NOW THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Agreement to Perform Administrative Services. The Fund hereby employs Lord Abbett under the terms and conditions of this Agreement, and Lord Abbett hereby accepts such employment and agrees to perform the administrative services described below. It is understood that the persons employed by Lord Abbett to assist in the performance of its duties hereunder will not devote their full time to such services, and may in fact devote a substantial portion of their time to the performance of duties relating to Lord Abbett’s provision of services to other clients, and nothing herein shall be deemed to limit or restrict the right of Lord Abbett, its affiliates, and their respective employees, to engage in and devote time and attention to other business or to render services of whatever kind or nature to Lord Abbett’s other clients.

2. Lord Abbett Services and Duties. Lord Abbett will provide, or arrange to have provided in accordance with Section 3 below, for the Fund those facilities, equipment, and personnel to carry out the administrative services which are described in Exhibit 1 hereto (“Administrative Services”). Lord Abbett represents that it has sufficient personnel and experience to perform the Administrative Services, and agrees to perform such Administrative Services in accordance with industry standards for mutual fund administrators.

In performing its duties under this Agreement, Lord Abbett agrees that it shall observe and be bound by all of the provisions of (1) the Fund’s Amended and Restated Declaration of Trust and Bylaws (including any amendments thereto) which in any way limit or restrict or prohibit or otherwise regulate any action by Lord Abbett, (2) the Fund’s private placement memorandum, and (3) the instructions and directions of the Board of Trustees of the Fund. In addition, Lord Abbett agrees and warrants that it will use its best efforts to conform to and comply with the requirements of the Investment Company Act of 1940, as amended (“1940 Act”) and all other applicable federal and state laws and regulations.

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3. Lord Abbett Subcontractors. It is understood that Lord Abbett may from time to time employ or associate with such person or persons (“Subcontractors”) as Lord Abbett may believe to be particularly fitted to assist in its performance of this Agreement; provided, however, that the compensation of such Subcontractors shall be paid by Lord Abbett and that Lord Abbett shall be as fully responsible to the Fund for the acts and omissions of any Subcontractor as it is for its own acts and omissions. Lord Abbett shall use its best efforts to ensure that any Subcontractor complies with the provisions of Section 2 above.

4. Expenses Assumed. Except as otherwise set forth in this Section 4 or as otherwise approved by the Funds’ Board of Trustees, Lord Abbett shall pay all expenses incurred by it in performing the Administrative Services, including the cost of providing office facilities, equipment and personnel related to such services. The Fund will pay its own fees, costs, expenses or charges relating to its assets and operations, including without limitation: fees and expenses under the Investment Advisory Agreement; fees and expenses of Trustees not affiliated with Lord Abbett; governmental fees; interest charges; taxes; association membership dues; fees and charges for legal and auditing services; fees and expenses of any custodians or trustees with respect to custody of its assets; fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction, including the expense of mailing); costs and expenses of repurchase of its shares; costs and expenses of preparing, printing and mailing to shareholders any proxy statements and materials, private placement memorandums, reports and notices; costs of preparing reports to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); and all postage, insurance premiums, and any other fee, cost, expense or charge of any kind incurred by and on behalf of the Fund and not expressly assumed by Lord Abbett under this Agreement or the Investment Advisory Agreement.

5. Compensation. For the services rendered, facilities furnished and expenses assumed by Lord Abbett under this Agreement, the Fund will pay to Lord Abbett an annual administrative services fee, computed and payable monthly in arrears, at the annual rate of 0.25% of the value of the Fund’s net assets as of the beginning of the first calendar day of the applicable month, adjusted for any share issuances or repurchases during the applicable month. Such value shall be calculated in the same manner as provided in the Fund’s Investment Advisory Agreement. It is specifically understood and agreed that any fees for fund accounting services payable by the Fund to State Street Bank and Trust Company pursuant to that separate Sub-Administration Agreement dated October 4, 2024 shall be paid directly by Lord Abbett on behalf of the Fund. It is further understood and agreed that should the Fund’s regulatory environment change so that the costs to Lord Abbett of providing Administrative Services increase or decrease significantly, then Lord Abbett and the Fund’s Board of Trustees will consider whether it would be appropriate to adjust the compensation under this Agreement.

6. Standard of Care. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, Lord Abbett assumes no responsibility under this Agreement and, having so acted, Lord Abbett shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, members or employees, or for any loss or damage arising or resulting therefrom suffered by the Fund or

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any of its shareholders, creditors, Trustees or officers; provided however, that nothing herein shall be deemed to protect Lord Abbett against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

7. Conflicts of Interest. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any of the Trustees, officers, shareholders, or other representatives of the Fund are or may be an interested person of Lord Abbett, or any successor or assignee thereof, or that any or all of the officers, members, or other representatives of Lord Abbett are or may be an interested person of the Fund, except as otherwise may be provided in the 1940 Act. Lord Abbett in acting hereunder shall be an independent contractor and not an agent of the Fund.

8. Effective Date and Termination. This Agreement shall become effective with respect to the Fund as of the date first written above, or at such other date as may be set by the Fund’s Board of Trustees by resolution, and shall continue in force for two (2) years from the date hereof, and is renewable annually thereafter by specific approval of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; any such renewal shall be approved by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of Lord Abbett or of the Fund, cast in person at a meeting called for the purpose of voting on such renewal.

This Agreement may be terminated without penalty at any time by the Trustees of the Fund or by Lord Abbett on sixty (60) days’ written notice. This Agreement shall automatically terminate in the event of its assignment. The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the 1940 Act.

9. Individual Liability. The obligations of the Fund, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets and property of the Fund. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such Trustee, shareholder, officer, employee or agent for any breach by the Fund of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Fund.

10. Delaware Law. This Agreement shall be construed and the provisions interpreted under and in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

Lord Abbett Private Credit Fund

By:	/s/ Randolph A. Stuzin
Randolph A. Stuzin
Vice President And Assistant Secretary

Attested:

/s/ Matthew Press
Matthew Press
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Randolph A. Stuzin
Randolph A. Stuzin
Member and Chief Legal Officer

Attested:

/s/ Matthew Press
Matthew Press
Vice President and Assistant Secretary

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EXHIBIT 1
TO
ADMINISTRATIVE SERVICES AGREEMENT

In accordance with Section 2 of the Agreement, Lord Abbett will provide, or arrange to have provided, to the Fund all Administrative Services (to the extent that such services do not constitute advisory services provided to the Fund under the Investment Advisory Agreement) including, but not limited to, the Administrative Services listed below. Services listed in this Exhibit 1 may be modified or discontinued based on the mutual consent, approval, and/or action of the parties.

(a)	Fund Accounting and Financial Reporting Services

(1)	Perform Fund accounting services which include, but are not limited to, NAV calculations.
(2)	Perform the functions of the Fund’s chief financial officer and treasurer.
(3)	Perform financial reporting functions, including reports to the Board of Trustees and preparation of financial statements.
(4)	Perform Fund budgeting and accounts payable functions.

(b)	Tax Functions

(1)	Monitor Internal Revenue Service compliance requirements in order to maintain each Fund’s beneficial regulated investment company (“RIC”) tax status.
(2)	Compute and communicate Fund dividend and capital gain distributions based upon the Fund’s taxable income in order to avoid punitive fund level taxes.
(3)	Facilitate the preparation and filing of requisite federal, state, and local income and excise tax returns.
(4)	Monitor the Fund’s dividends and capital gain distributions, and make any necessary adjustments to such, for the Fund to maintain its qualification as a RIC under the Internal Revenue Code of 1986, as amended.
(5)	Determine and disseminate the tax characterization of distributions to be used by brokers for year-end shareholder tax reporting.
(6)	Oversee the year-end shareholder tax form filings prepared by the Fund’s Transfer Agent.

(c)	Board Servicing Functions

(1)	Prepare reports, memoranda, and other materials as requested by the Board or as agreed to from time to time and maintain files of Board, Board committee, and shareholder meeting materials, including minutes.
(2)	Assist in preparation of Board members’ questionnaires.

(d)	SEC Filing Functions

(1)	Prepare and file, or oversee the preparation and filing of, those reports required by the U.S. Securities and Exchange Commission (“SEC”) to be filed by the Fund.
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(2)	Prepare, update, and arrange for printing and dissemination the Fund’s private placement memorandum and any supplement thereto.
(3)	Prepare and/or review and file proxy materials and other statements or filings with the SEC.
(4)	Review annual and quarterly reports of the Fund.
(5)	Prepare and file current reports on form 8-K.

(e)	Legal Functions

(1)	Prepare and negotiate service provider and servicing agreements on behalf of the Fund.
(2)	Monitor legal and regulatory developments of relevance to the Fund.

(f)	Compliance Functions

(1)	Prepare and maintain those books and records required by Rule 31a-1 under the1940 Act with respect to services performed pursuant to this Agreement.
(2)	Monitor compliance with Fund policies on valuing (pricing) all Fund assets.
(3)	Prepare and review periodic compliance reports.
(4)	Oversee compliance program of the Fund’s service providers.
(5)	Monitor compliance by the Fund with various conditions imposed by exemptive orders and/or regulatory requirements, as applicable.
(6)	Coordinate regulatory examinations of the Fund.

(g)	Other Functions

(1)	Prepare applications for and monitor insurance coverage for the Fund.
(2)	Maintain the technology platforms necessary for the accounting and reporting functions set forth in this Agreement.
(3)	Provide for administrative personnel, office space, office equipment, utilities, and other facilities necessary for the administration of the Fund.
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